Exhibit 10.1

2006 Annual Base Salaries

Executive Officer	Prior Base Salary	2006 Base Salary
Caren L. Mason President and Chief Executive Officer	$425,000	$450,000
Mark E. Paiz Chief Operating Officer	$320,000	$332,800
Paul E. Landers Senior Vice President, Finance & Administration, Chief Financial Officer and Secretary	$265,000	$272,950
Thomas J. Foley Chief Technology Officer	$254,000	$266,700
Robert J. Bujarski Vice President and General Counsel	$240,000	$247,560